Exhibit 99.1

SPACEHAB, Inc.
12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
1.713.558.5000
fax: 1.713.558.5960
www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES TERMINATION OF POISON PILL

Houston, Texas, July 14, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today that it has terminated its shareholder rights agreement, commonly known as a “poison pill.” Consistent with the Company’s emphasis on corporate governance, its Board of Directors continually reviews its corporate governance practices. As a result of this ongoing review, SPACEHAB has terminated its shareholder rights agreement.

Rights were originally issued under the rights agreement to holders of the Company’s common stock on April 9, 1999. At that time, the rights agreement was scheduled to expire on April 9, 2009. SPACEHAB has entered into a rights agreement amendment, terminating the agreement effective July 13, 2005.

Mr. Brian K. Harrington, Senior Vice President and Chief Financial Officer, said that the Board’s decision to terminate the rights agreement reflects SPACEHAB’s continuing commitment to good corporate governance practices. “Although we believe that in certain situations shareholder rights plans can be a valuable tool for protecting the interests of shareholders, with today’s emphasis on transparency in corporate governance and in response to concerns expressed by our shareholders, the Board believes the time has come to remove our poison pill.”

SPACEHAB plans to file an amendment to its current SEC filing on Form 8-K describing the amendments to the rights agreement that will terminate the plan, including a copy of the amendment. The filing will be made available through the SPACEHAB website at www.spacehab.com/investors/sec.htm or directly on the SEC’s website at www.sec.gov.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell

Vice President

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5049

campbell@spacehab.com

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